August 6, 2008

Surfect Holdings, Inc.
1800 W. Broadway, Suite 1
Tempe, AZ 85282
Attention: Mr. Anthony M. Maffia, Jr., Chief Financial Officer

Re: Surfect Holdings, Inc.

Dear Mr. Maffia:

  You have advised us that Surfect Holdings, Inc. (the “Company”) is filing with the United States Securities and Exchange Commission Amendment No. 2 to the Registration Statement on Form S-1 with respect to 2,764,507 shares of common stock, $0.0001 par value, consisting of:

•	787,419 shares of common stock, which are currently outstanding, and
•	1,977,088 shares of common stock underlying outstanding warrants.

All of these shares of common stock will be offered for sale by the appropriate security holders (the “Selling Stockholders”).

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of (i) such of the Company’s shares of common stock as are presently outstanding and (ii) such shares as shall be offered by the Selling Stockholders pursuant to the Prospectus which is part of the Registration Statement.

  You have advised us that as of August 5, 2008, the Company’s authorized capital consists of:

•	500,000,000 authorized shares of common stock, $0.0001 par value per share, of which 133,933,309 shares are issued and outstanding, and
•	10,000,000 shares of preferred stock, $0.0001 par value, of which no shares are issued and outstanding.

Mr. Anthony M. Maffia, Jr.
August 6, 2008

After having examined the Company’s Certificate of Incorporation, Bylaws, minutes, and the financial statements contained in the Prospectus and relying upon information supplied by the Company, we are of the opinion that the 133,933,309 shares of common stock outstanding, the 787,419 shares of common stock outstanding which are offered for sale by the Prospectus, and the 1,977,088 shares of common stock issuable upon exercise of the warrants will be, when offered and sold by the Prospectus and valid consideration for the exercise of the warrants has been received, fully paid and non-assessable, duly authorized and validly issued.

  We consent to the use of our name in the Prospectus under the caption “Legal Matters.”

Very truly yours,

/s/ Harris Cramer LLP

Harris Cramer LLP